EXHIBIT 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

(Mark Lotz)

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February 2, 2004 (the “Effective Date”) by and between MEDICINOVA, INC, a Delaware corporation (“MediciNova”), and Mark Lotz (“Executive”), with reference to the following facts:

A. The Board of Directors of MediciNova (the “Board”) has determined that it would be in the best interests of MediciNova to enter into this Employment Agreement on the terms herein set forth.

B. Executive is willing to serve as an employee of MediciNova upon the terms and conditions herein set forth. In respect of such employment, Executive has also executed that certain Proprietary Information and Inventions Agreement of even date herewith (the “Proprietary Information and Inventions Agreement”), which is attached hereto as Exhibit A and incorporated herein by reference as though fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have their respective meanings:

1.1 “Cause” shall mean (as shall reasonably be determined by the Board of Directors of the MediciNova - the “Board”): (i) any intentional failure to perform the Executive’s obligations, services or duties under this Agreement or any other agreement or arrangement between the Executive and the MediciNova regarding employment or consulting services to be rendered by the Executive to the MediciNova, other than an immaterial violation which is remedied upon reasonable notice; (ii) failure to achieve performance levels for the MediciNova consistent with the MediciNova’s goals, as determined by the Board in good faith and following appropriate inquiry; (iii) any violation of MediciNova policy, other than an immaterial violation which is remedied upon reasonable notice; (iv) any willful neglect of the Executive’s duties to the MediciNova or gross misconduct; (v) any failure to protect the MediciNova’s trade secrets; or (vi) any commission of any crime or criminal offense involving moral turpitude.

1.2 “Total and Permanent Disability” shall have the meaning ascribed to such term in Section 22 of the Internal Revenue Code of 1986, as amended.

2. Duties. Subject to the terms and provisions of this Agreement, Executive is employed by MediciNova as an executive employee of MediciNova. Executive’s specific position shall be as the Vice President, Regulatory Affairs of MediciNova; provided, however, that the Executive may be reassigned by the Board to another executive position with MediciNova (or another position of similar responsibility) at such time as the Board (excluding Executive) reasonably agrees upon another Chief Executive Officer. Executive covenants to perform Executive’s employment duties in good faith. Executive shall at all times during the performance of this Agreement strictly adhere to and obey any and all rules and regulations now in effect or as subsequently adopted and/or modified governing the conduct of MediciNova employees and/or executives (the “Employment Policies”). In the event of any conflict between the provisions of this Agreement and any of the Employment Policies, the provisions of this Agreement shall control. A default under any the Employment Policies, except to the extent necessary or appropriate to comply with the provisions of this Agreement, shall be a default under this Agreement.

3. Exclusive Services. Executive’s entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of MediciNova; provided, however, that this Section 3 shall not be construed as preventing Executive from participating in social, civic or professional associations or engaging in passive outside investment activities which may require a limited portion of time and effort to manage, consistent with any Employment Policies and so long as such activities do not interfere with the performance of Executive’s duties nor compete, in any way, with the products or services offered by or through MediciNova.

4. Term of Employment. The term of this Agreement shall continue until such time as the employment of Executive is terminated pursuant to Section 7 below; provided, however, that this Agreement shall automatically terminate upon the death or Total and Permanent Disability of Executive.

5. Compensation. For all services rendered by Executive to MediciNova, MediciNova shall pay/provide to Executive the following:

•	base compensation in the amount of $210,000 per annum (the “Base Compensation”);

•	periodic bonuses determined within the sole discretion of the Board (or any committee of the Board which is appointed to consider matters relating to executive compensation) but with reference to amounts paid to other executives and/or employees of MediciNova;

•	grants of equity-based compensation within the sole discretion of the Board (or any committee of the Board which is appointed to consider matters relative to equity-based compensation);

•	such group medical and life insurance and participation in other benefit plans as shall be made available for executives of MediciNova (with amounts and levels of participation therein determined with reference to other executives and/or employees of MediciNova); and

•	an annual amount of vacation days consistent with amounts available for other executives of MediciNova (but, in any event, no fewer than 10 days) (collectively, the “Compensation Package”).

6. Adjustments. The amount of Base Compensation may be adjusted as of each anniversary of the Effective Date (beginning on the first anniversary) by an amount upon which the Board and Executive shall mutually and reasonably agree at or about that time.

Compensation under the Compensation Package shall be paid to Executive less required deductions for Social Security, withholding taxes and other authorized deductions and at times when executives of MediciNova normally receive their compensation.

7. Termination. The employment of Executive may be terminated at any time by:

7.1 Mutual agreement of MediciNova and Executive evidenced in writing;

7.2 Action of the Board without prior notice to Executive if the Board reasonably shall establish that (i) Executive is in material default in the performance of Executive’s obligations, services or duties hereunder, or has materially breached any provision of this Agreement, or (ii) MediciNova otherwise has Cause to terminate Executive’s employment (although the right of termination of Executive’s employment under this Section 7.2 shall not be in limitation of any other right or remedy MediciNova may have under this Agreement or otherwise);

7.3 Upon the death or Total and Permanent Disability of Executive; or

7.4 Upon 90 days’ written notice by either party to the other indicating the desire of the notifying party, in its sole discretion, to terminate the employment of Executive hereunder; provided, however, that the MediciNova may not provide any such notice until                         .

8. Compensation Upon Termination. In the event that the employment of Executive is terminated pursuant to Section 7 above, Executive shall be terminated without compensation other than for accrued salary and other accrued amounts; provided, however, that if such employment is terminated at MediciNova’s option pursuant to Section 7.4 above, then Executive shall be entitled to such severance payment(s) as shall be provided for (if any) by the Employment Policies in effect at that time; and provided, further, that in lieu of the 90 days’ notice provided by Section 7.4 above, MediciNova may provide Executive with an amount equal to one-fourth (1/4) of Executive’s annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova. Except as provided in the immediately preceding sentence (if applicable), Executive is entitled to no other compensation upon termination.

9. Option to Hire Executive as Consultant. Upon any termination of Executive’s employment under this Agreement, either pursuant to Section 7 above or otherwise, MediciNova shall have the option (in MediciNova’s discretion) to engage Executive as a consultant on a quarterly basis commencing on the effective date of termination of Executive’s employment (the “Termination Date”) and continuing for a period of up to one (1) year following the Termination Date (or, if longer, the period terminating on the date which is three (3) years after the Effective Date). MediciNova’s rights under this Section 9 shall lapse if MediciNova has not provided Executive with written notice of MediciNova’s intent to exercise its rights hereunder prior to the later of (i) the Termination Date (e.g., in the event of a voluntary termination under Section 7.4 above) and (ii) 30 days following notice of such termination (e.g., in the event of an involuntary termination under Section 7.2 above). As a consultant, Executive’s duties shall include devoting attention to those matters reasonably requested by the Board but which will not interfere (as to time required) with the opportunity to maintain other employment consistent with this Section 9. During any period for which Executive is engaged to perform consulting services for MediciNova under this Section 9, Executive agrees that Executive shall not:

9.1 Carry on directly or indirectly, whether or not for compensation (as proprietor, partner, stockholder (except that a less than one percent (1%) ownership in a public corporation shall be permitted), officer, director, agent, employee, consultant, trustee, affiliate or otherwise), any business which is, or as a result of Executive’s engagement or participation would become, competitive with or adverse to the business of MediciNova as it exists as of the Termination Date;

9.2 Permit Executive’s name to be used by any business competitive in any respect with the business of MediciNova as it exists as of the Termination Date;

9.3 Solicit or divert, or attempt to call on, solicit or divert, any customer of MediciNova with whom Executive became acquainted during Executive’s employment or affiliation with MediciNova, either for Executive or for any other person, firm or corporation; or

9.4 Induce or attempt to induce any person who is an employee, agent or consultant of MediciNova to leave the employ of MediciNova.

Without limiting the other provisions of this Agreement, (i) Executive acknowledges and agrees that it is impossible to measure in money the damages which will befall the MediciNova by reason of Executive’s failure to perform any of the obligations set forth in this Section 9, (ii) Executive acknowledges that MediciNova shall be entitled to enforce Executive’s obligations under this Section 9 by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief, (iii) Executive agrees (to the maximum extent permitted by law) to have the provisions of this Section 9 specifically enforced against Executive by any court of equity and (iv) Executive consents to the entry of injunctive relief against Executive enjoining or restraining any violation or threatened violation of the provisions of this Section 9.

10. Compensation for Consulting Services. For each quarter (i.e., three-month period) that Executive provides consulting services to MediciNova pursuant to the option of MediciNova contained in Section 9 above, MediciNova shall pay Executive a sum equal to fifteen percent (15%) of Executive’s annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova (prorated for any period of less than a quarter). The parties expressly agree that when Executive is performing consulting services for MediciNova, Executive is acting as an independent contractor. Therefore, Executive shall be solely liable for Social Security and income taxes that result from Executive’s compensation as a consultant. In addition, Executive shall not be entitled to any other benefits including, without limitation, such group medical, life and disability insurance and other benefits as may be provided to employees and/or executives of MediciNova.

11. Dispute Resolution Procedure. Any dispute arising out of or related to the employment relationship created hereby, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, to the maximum extent permitted by law, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section (d) below specifically allows a different remedy. The following dispute resolution procedure shall apply:

11.1 The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

11.2 The responding party shall furnish a statement of the relief, if any, that it is willing to provide, and the witnesses or documents that support its position as to the appropriate action. The parties can mutually agree to waive this step. If the matter is not resolved at this step, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. MediciNova will pay the cost of the mediation.

11.3 If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of in subsection (a) of this section violates the rights of the complaining party and, if so, to grant any relief authorized by law, subject to the exclusions of subsection (d) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require MediciNova to change any lawful policy or benefit plan. The hearing shall be transcribed. MediciNova shall bear the costs of the arbitration if Executive prevails. If MediciNova prevails, Executive will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys fees.

Arbitration shall be the exclusive final remedy for any dispute between the parties, to the maximum extent permitted by law, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in subsections (a) and (b) above.

The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided, however, that either party may bring an action in a court of competent jurisdiction regarding or related to matters involving MediciNova’s confidential, proprietary or trade secret information, or regarding or related to inventions that Executive may claim to have developed prior to joining MediciNova or after joining MediciNova, pursuant to California Labor Code 2870. The parties further agree that, for violations of Executive’s confidentiality, proprietary information or trade secret obligations which the parties have elected to submit to arbitration, MediciNova retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

11.4 MediciNova reserves the right to modify, change or cancel this provision upon 30 days written notice. However, such cancellation shall not affect matters which have already been submitted to arbitration.

12. Confidentiality and Inventions. Executive recognizes that MediciNova has and shall continue to have and develop information, knowledge and rights regarding inventions, confidential information, products, services, future plans, business affairs, processes, trade secrets, technical matters, customer lists, experimental designs and items of intellectual property. Executive hereby confirms and ratifies the Proprietary Information and Inventions Agreement (which is incorporated herein by reference) and agrees to execute and deliver to MediciNova any other similar agreement(s) presented to Executive by MediciNova from time to time.

13. Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

14. Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter.

15. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, however, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

16. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

17. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and the successors, assigns and affiliates of MediciNova, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

18. Assignment. MediciNova may, in its sole discretion, assign its rights and obligations, in whole or in part, to any parent, subsidiary or affiliate of MediciNova. This Agreement shall be binding upon the heirs, executors, successors and assigns of Executive. This Agreement contemplates the rendition of personal services by Executive and Executive may not assign this Agreement or delegate Executive’s responsibilities hereunder.

19. Entire Agreement. Except for the Proprietary Information and Inventions Agreement and one or more similar agreements between MediciNova and Executive as may exist from time to time, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no representation, inducement, promise or agreement, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom or which such modification, termination or waiver is sought to be enforced.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MediciNova: MediciNova, Inc., a Delaware corporation

By:	/s/ Takashi Kiyoizumi
Name:	Takashi Kiyoizumi
Title:	President and CEO

Executive:

By:	/s/ Mark Lotz
Name:	Mark Lotz

EXHIBIT A

[attached]

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Mark Lotz)

MediciNova, Inc.

4370 LaJolla Village Drive

Suite 400

San Diego, California 92122

Ladies and Gentlemen:

I recognize that MediciNova, Inc., a Delaware corporation (“MediciNova”), possesses a body of existing technology and intellectual property rights and is engaged in a continuous program of research, development and production with respect to its business (present and future).

I understand that:

A. As part of my employment by MediciNova (with the term “employment”, as used herein, to include any consulting relationship), I am expected to make new contributions and inventions of value to MediciNova.

B. I understand that my employment creates a relationship of confidence and trust between me and MediciNova and that my position places me in a unique position of access to the proprietary technology, trade secrets and research, development and business information:

(1)	applicable to the business of MediciNova; or

(2)	applicable to the business of any client, partner or customer of MediciNova,

which may be made known to me by MediciNova or by any client, partner or customer of MediciNova, or learned by me during the period of my employment.

C. MediciNova possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to MediciNova (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by MediciNova), and/or in which property rights have been or will be assigned or otherwise conveyed to MediciNova, which information has commercial value in the business in which MediciNova is engaged. All of the aforementioned information is hereinafter called “Confidential Information.” By way of illustration, but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemas, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, video, informational or other data or content), business and marketing development plans, customer lists, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, operations and maintenance, trade secrets, formulae, models, patent disclosures and any other information concerning the actual or anticipated business, research or development of MediciNova or its actual or potential customers or partners or which is or has been generated or received in confidence by or for MediciNova by or from any person; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples, prototypes, models, products and the like.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from MediciNova from time to time, I hereby agree as follows:

1. All Confidential Information shall be the sole property of MediciNova and its assigns, and MediciNova and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to MediciNova any rights I may have or acquire in all Confidential Information. At all times during my employment by MediciNova and at all times after termination of such employment, I will keep in confidence and trust all Confidential Information, and I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of MediciNova, except as may be necessary in the ordinary course of performing my duties as an employee of (or consultant to) MediciNova.

2. Without limiting the terms of my employment with MediciNova, I agree that during the period of my employment by MediciNova I will not engage in any employment or activity in any business that is directly or indirectly competitive with MediciNova.

3. All documents, data, records, apparatus, equipment, sequences, components, programs and other physical property, whether or not pertaining to Confidential Information, furnished to me by MediciNova or produced by myself or others in connection with my employment shall be and remain the sole property of MediciNova and shall be returned promptly to MediciNova as and when requested by MediciNova. Should MediciNova not so request, I shall return and deliver all such property upon termination of my employment by me or by MediciNova for any reason (“Termination”) and I will not take with me any such property, any reproduction of such property or any materials or products derived from such property.

4. I shall promptly disclose any outside activities or interests, including any ownership or participation in the development of prior inventions, that conflict or may conflict with the interests of MediciNova. I understand that I am required to make such disclosures promptly if the activity or interest is related, either directly or indirectly, to (i) an area of research, development, service, product or product line of MediciNova, (ii) a manufacturing, development or research methodology or process of MediciNova or (iii) any activity that I may be involved with on behalf of MediciNova.

5. I shall promptly disclose to MediciNova, or any persons designated by it, all improvements, inventions, formulae, processes, programs, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with MediciNova which are related to or useful in the business of MediciNova, or result from tasks assigned me by MediciNova, or result from use of premises owned, leased or contracted for by MediciNova (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”). Such disclosure shall continue for one year after Termination with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to Termination.

6. I agree that all Inventions shall be the sole property of MediciNova and its assigns, and MediciNova and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith and all Confidential Information with respect thereto. I hereby assign to MediciNova any and all rights I may have or acquire in all Inventions, including all rights that may be known as or referred to as “moral rights.” I further agree as to all Inventions to assist MediciNova in every proper way (but at MediciNova’s expense) to obtain and from time to time enforce patents and copyrights on the Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as MediciNova may desire, together with any assignments thereof to MediciNova or persons designated by it. My obligation to assist MediciNova in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond Termination, but MediciNova shall compensate me at a reasonable rate after Termination for time actually spent by me at MediciNova’s request on such assistance. In the event that MediciNova is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Inventions (including renewals, extension, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint MediciNova and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by me.

7. As a matter of record I have identified beneath by signature hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by MediciNova which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by MediciNova (“Prior Inventions”) which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If no such list is identified, I represent that I have made no such Prior Inventions at the time of the commencement of my employment by MediciNova. Notwithstanding the foregoing, and without limiting the other provisions of this Agreement, I agree that (i) any improvements or new inventions to the item(s) so identified on such list (if any) shall be treated as Inventions for purposes of this Agreement if the provisions of Section 5 above are otherwise applicable and (ii) if, in the course of my employment with MediciNova, I incorporate a Prior Invention into a MediciNova product, process, application, machine or invention, the MediciNova is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any MediciNova product, process, application, machine or invention without MediciNova’s prior written consent.

8. I represent that my performance of all the terms of this Agreement and that my employment by MediciNova does not and will not breach or constitute an event of default under any agreement (i) obligating me to keep in confidence proprietary information acquired by me in confidence or in trust prior to, or at any point throughout, my employment by MediciNova, (ii)

obligating me to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit my employment or activity in any business in which I may compete, directly or indirectly, with any other business, or which might by application have such an effect. I have not entered into, and I agree that I will not enter into, any agreement (either written or oral) in conflict herewith.

9. I understand, acknowledge and agree that, as part of the consideration for my employment or continued employment by MediciNova, I have not brought and will not bring with me to MediciNova or use in the performance of my responsibilities at or for MediciNova any equipment, supplies, facility or trade secret or other proprietary information of any former employer which are not generally available to the public, unless I have obtained (and provide herewith to MediciNova a copy of) written authorization for their possession and use.

10. I also understand that, in my employment by MediciNova, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment by MediciNova. A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to MediciNova.

11. I agree that during the term of my employment with MediciNova and for a period of twelve (12) months after Termination, I will not directly or indirectly: (i) induce or attempt to induce any employee or consultant of MediciNova to leave the employ of MediciNova or to otherwise end such employee’s or consultant’s relationships with MediciNova, or (ii) other than on behalf of MediciNova, induce or attempt to induce any other person to terminate a relationship with MediciNova.

12. I acknowledge that, due to the uniqueness of my relationship with MediciNova, MediciNova would not have an adequate remedy at law for money damages in the event that this Agreement is not fully performed in accordance with its terms. I agree that in addition to any other rights and remedies available to MediciNova for any breach by me of my obligations hereunder, MediciNova shall be entitled to enforcement of my obligations hereunder by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief.

13. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

14. If applicable, this Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code (which, if applicable, could apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of MediciNova were used and which were developed entirely on my own time, and (1) which do not relate at the time of conception or reduction to practice of the invention (a) to the actual business of MediciNova, or (b) to MediciNova’s actual or demonstrably anticipated research or development, or (2) which do not result from any work performed by me for MediciNova). Notwithstanding the foregoing, I shall disclose in confidence to MediciNova any invention in order to permit MediciNova to make a determination as to compliance by me with the terms and conditions of this Agreement.

15. This Agreement shall be effective as of the first day of my employment by MediciNova. The term “employment” and the term or duration of my employment, as used herein and for purposes of this Agreement, shall include, without limitation, any consulting relationship between myself and MediciNova (including, if applicable, any such relationship which may follow the termination of my status as an employee of MediciNova or which may precede my status as an employee of MediciNova). Accordingly, notwithstanding any other provision of this Agreement to the contrary (and without limitation), a “Termination” shall not be deemed to have occurred if a consulting relationship persists following the termination of my status as an employee of MediciNova (if applicable).

16. The term MediciNova, as used herein, shall include any subsidiary or affiliate of MediciNova.

17. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of MediciNova, its successors and assigns.

18. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law principles thereof.

Dated: February 2, 2004	/s/ Mark Lotz
Name: Mark Lotz
Prior Inventions:

Accepted and Agreed to

this 2nd day of February, 2004.

MediciNova, Inc.

By:	/s/ Takashi Kiyoizumi
Name:	Takashi Kiyoizumi
Title:	President and CEO